                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           COMMERCIAL METALS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 24, 2002

     The Annual Meeting of Stockholders of Commercial Metals Company, a Delaware corporation ("Commercial Metals"), will be held in the Thompson Auditorium, Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, on January 24, 2002, at 10:00 a.m., Central Standard Time. If you are planning to attend the meeting in person, please check the appropriate space on the enclosed proxy card. A map is included on the back cover of the attached Proxy Statement. The meeting will be held for the following purposes:

          (1) To elect three persons to serve as directors until the 2005 annual meeting of stockholders and until their successors are elected;

          (2) To consider and act upon a proposal to amend the Company's 1996 Long-Term Incentive Plan to increase by 500,000 the number of shares available for issuance pursuant to the Plan;

          (3) To approve the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending August 31, 2002; and

          (4) To transact such other business as may properly come before the meeting or any adjournments of the meeting.

     Only stockholders of record on November 26, 2001, are entitled to notice of and to vote at the meeting or any adjournment or adjournments of the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE ON WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ DAVID M. SUDBURY
                                                      DAVID M. SUDBURY
                                                 Vice President, Secretary
                                                    and General Counsel

Dallas, Texas
December 10, 2001

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 24, 2002

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Commercial Metals Company ("Commercial Metals") for use at the annual meeting of stockholders of Commercial Metals to be held on January 24, 2002, and at any and all adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy card are first being sent or given to stockholders is December 10, 2001.

     Shares represented by each proxy, if properly executed and returned to Commercial Metals prior to the meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of three directors, for approval of the proposal to amend the Company's 1996 Long-Term Incentive Plan to increase by 500,000 the maximum number of shares available for issuance pursuant to the Plan and to ratify the appointment of Deloitte & Touche LLP as independent auditors, all as recommended by the board of directors. A stockholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Commercial Metals, by subsequently executing and delivering a proxy or by voting in person at the meeting (although attending the meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy).

                         OUTSTANDING VOTING SECURITIES

     On November 26, 2001, the record date for determining stockholders entitled to vote at the annual meeting, there were outstanding 13,128,135 shares of common stock, par value $5.00 per share, not including 3,004,448 treasury shares. Each share of common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote. There were no shares of preferred stock outstanding at November 26, 2001.

     The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

     The three nominees receiving the highest vote totals will be elected as directors of Commercial Metals. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors.

     All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

                             PRINCIPAL STOCKHOLDERS

     As of the record date the only person, or groups of persons, known to Commercial Metals' management believed to own beneficially 5% or more of Commercial Metals' outstanding common stock was:

                                                    TYPE OF        OWNED        PERCENT
               NAME AND ADDRESS                    OWNERSHIP       SHARES       OF CLASS
               ----------------                    ---------      --------      --------
Moses Feldman                                     Beneficially    1,150,090(1)    8.8%
  P.O. Box 931
  Doylestown, PA 18901
Dimensional Fund Advisors                         Beneficially     963,329(2)     7.3%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

---------------

(1) Based on filings with the Securities and Exchange Commission, which indicate the reporting person has sole voting power over 106,399 shares, sole dispositive power over 106,399 shares and shared dispositive and voting power over 1,043,691 shares.

(2) Based on a Schedule 13G report filed February 2, 2001.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     Commercial Metals' restated certificate of incorporation divides the board of directors into three classes. The term of office of the Class I directors expires at this annual meeting of stockholders. The two Class II directors will serve until the 2003 annual meeting of stockholders. The terms of the four Class III directors end at the 2004 annual meeting of stockholders. Nominees A. Leo Howell and Dorothy G. Owen were previously elected by the stockholders. Nominee Robert R. Womack was elected to the board by the directors in May, 1999. Each of the three Class I nominees currently serves as a director and stands for election to a three year term of office expiring at the 2005 annual meeting and until a successor is duly elected. Proxies cannot be voted for the election of more than three persons to the board at the meeting.

     The proxies named in the accompanying form of proxy have been designated by management. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for the person, if any, as may be designated by the board of directors. However, management has no reason to believe that any nominee will be unavailable.

     The following table sets forth information about the directors. All directors have been employed in substantially the same positions set forth for at least the past five years except for Messrs. Massaro, Rabin and Womack. Mr. Massaro was elected Chairman of Lincoln Electric Holdings, Inc. in May 1997, having been President and Chief Executive Officer since November 1996. Mr. Rabin was elected to the additional position of Chairman in March 1999. Mr. Womack was Chairman and Chief Executive Officer of Zurn Industries, Inc. prior to its merger in 1998 with U.S. Industries. Mr. Womack retired as Chairman and Chief Executive Officer of Zurn Industries, Inc. and Chief Executive of U.S. Industries Bath and Plumbing Products Group in January, 2000.

                                    NOMINEES

                                                                               NUMBER OF SHARES
                                                                               OF COMMON STOCK
                                                                              BENEFICIALLY OWNED   PERCENT OF
                                                                 SERVED AS       DIRECTLY OR       OUTSTANDING
                    NAME, PRINCIPAL                              DIRECTOR      INDIRECTLY AS OF      COMMON
                OCCUPATION AND BUSINESS                   AGE      SINCE      NOVEMBER 26, 2001       STOCK
                -----------------------                   ---    ---------    ------------------   -----------

                                      CLASS I -- TERM TO EXPIRE IN 2005
A. Leo Howell                                             80       1977             104,764(1)            *
  Vice President, Commercial Metals Company;
  President, Howell Metal Company;
Dorothy G. Owen                                           66       1995             228,530(2)         1.7%
  Retired - Former Chairman of the Board, Owen Steel
  Company, Inc.; Investments
Robert R. Womack                                          64       1999               9,029(2)        *
  Retired - Former Chairman and Chief Executive Officer,
  Zurn Industries, Inc. and Chief Executive of U.S.
  Industries Bath and Plumbing Products Group

                         DIRECTORS CONTINUING IN OFFICE

                                     CLASS II -- TERM TO EXPIRE IN 2003
Anthony A. Massaro                                        57       1999              6,029(2)            *
  Chairman and Chief Executive Officer
  Lincoln Electric Holdings, Inc.
Robert D. Neary                                           68       2001              2,000               *
  Retired - Former Co-Chairman of Ernst & Young
                                     CLASS III -- TERM TO EXPIRE IN 2004
Moses Feldman                                             61       1976            225,949(2)(3)      1.7%
  President, AeroMed, Inc.
Ralph E. Loewenberg                                       62       1971              5,029(2)(4)         *
  President, R. E. Loewenberg Capital
  Management Corporation
Stanley A. Rabin                                          63       1979            306,767(1)         2.3%
  Chairman, President and Chief Executive Officer,
  Commercial Metals Company
Marvin Selig                                              78       1964            159,841(1)         1.2%
  CMC Steel Group - Chairman and Chief Executive Officer

---------------

* Less than one percent.

(1) Includes shares subject to options exercisable within sixty days by Mr. Rabin of 130,200 shares, Mr. Selig of 87,007 shares and Mr. Howell of 48,175 shares.

(2) Includes for directors Loewenberg, Massaro, Owen and Womack 5,029 shares and for Feldman 750 shares subject to options exercisable within sixty (60) days which represent options granted pursuant to the Non-Employee Director Stock Option Plan.

(3) Excluding 631,107 shares owned of record by the Feldman Foundation, of which Moses Feldman is one of three voting trustees, 643,691 shares owned by the Marital Trust under the Jacob Feldman Revocable Trust Indenture of which Moses Feldman is one of four trustees and 281,200 of 400,000 shares owned by the Feldman Family Limited Partnership of which Moses Feldman is managing partner. Mr. Feldman disclaims beneficial ownership as to all shares held by the Feldman Foundation, the Marital Trust and 281,200 shares held by the Feldman Family Limited Partnership. See "Principal Stockholders" at page 2 for information concerning Mr. Feldman's ownership of common stock.

(4) Ralph E. Loewenberg is one of four trustees of the Marital Trust under the Jacob Feldman Revocable Trust Indenture which owns 643,691 shares. Ralph E. Loewenberg disclaims any beneficial interest as to such shares.

     As of November 26, 2001, all directors and executive officers as a group beneficially own 1,554,777 shares or 11.8% of outstanding common stock including 545,846 shares subject to options exercisable within sixty days but excluding shares owned by the Feldman Foundation, Marital Trust and 281,200 of the 400,000 shares owned by the Feldman Family Limited Partnership discussed in footnotes 3 and 4 above.

     Marvin Selig is the brother of Clyde P. Selig, an executive officer. There are no other family relationships among the directors, nominees and executive officers.

     Mr. Massaro is a director of Lincoln Electric Holdings, Inc. and Thomas Industries, Inc. Mr. Neary is a director of Cold Metal Products, Inc., Strategic Distribution, Inc. and is Chairman of the Board of Trustees of Armada Funds. Mr. Womack is a director of Covanta Energy, Inc., Precision Partners, Inc. and U.S. Industries, Inc.

           ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

     Audit Committee. The board of directors has a standing audit committee which performs the activities more fully described in the Audit Committee Report on page 18. The members of the audit committee during fiscal 2001 were directors Womack (Chairman), Feldman, Neary and Owen. Prior to his retirement as a director in March, 2001, Albert A. Eisenstat served as Chairman of the audit committee. During the fiscal year ended August 31, 2001, the audit committee met six times.

     Compensation Committee. The board of directors has a standing compensation committee that provides recommendations to the board regarding compensation for executive officers including issuance of stock options. During 2001 the compensation committee consisted of directors Loewenberg (Chairman), Feldman, Neary and Massaro. Prior to his retirement as a director in March, 2001, Albert
A. Eisenstat served as a member of the compensation committee. The compensation committee met five times during the fiscal year ended August 31, 2001, to establish salaries and bonuses for executive officers, to review compensation policies and approve the issuance of stock options.

     Executive and Nominating Committee. The executive and nominating committee consists of directors Massaro (Chairman), Feldman, Loewenberg, Neary, Owen and Womack. Under Commercial Metals' bylaws, the committee is endowed, during the intervals between the meetings of the directors, with all of the powers of the directors in the management and control of the business. The executive and nominating committee met three times during the fiscal year ended August 31, 2001 to consider board structure, candidates for directors, executive officer succession and company strategy.

     During the fiscal year ended August 31, 2001, the entire board of directors met twelve times, of which six were regularly scheduled meetings and six were special meetings. All incumbent directors attended at least seventy-five percent or more of the meetings of the board of directors and of the committees of the board on which they served.

     Compensation of Non-employee Directors. No employees of Commercial Metals receive additional compensation for serving as a director. Directors Feldman, Loewenberg, Massaro, Neary, Owen and Womack were paid an annual retainer fee of $27,000 per year and $1,200 for each board meeting or $600 for each committee meeting they attended during the 2001 fiscal year. Chairmen of the audit, compensation and executive committees receive an additional payment of $1,500 per year. The directors are also reimbursed for expenses of attending meetings.

     The Non-Employee Director Stock Option Plan approved at the 2000 Annual Meeting of Stockholders provides that each non-employee director receive on the date of each annual meeting of stockholders an option to acquire 1,500 shares. Directors elected to fill vacancies between annual meetings receive a grant for a pro rata amount based on their period of service before the next annual meeting. Each non-employee director except Robert D. Neary received on January 25, 2001, an option to acquire 1,500 shares of common stock at $21.97. Mr. Neary received an option to acquire 1,306 shares at $26.45 upon his election as a director on March 12, 2001. In addition, each non-employee director may make an irrevocable election prior to January 1 of each year, to accept an additional option grant in lieu of all or part of the annual cash retainer to be paid for that year. The number of shares subject to option as a result of this election will be determined by dividing the amount of the annual retainer by the Black-Scholes value for one share as of the grant date. The grant date shall be the date of the annual meeting of stockholders following the calendar year covered by the election. Directors Loewenberg, Massaro, Owen and Womack each received an option to acquire 4,279 shares of common stock at $21.97 on January 25, 2001 in lieu of receipt of the annual cash retainer for calendar year 2000. Feldman, Loewenberg, Massaro, Owen and Womack have elected to accept options for a number of shares to be determined and granted January 24, 2002, in lieu of their retainer fee for the calendar year 2001.

     The exercise price for all options granted non-employee directors shall be the fair market value on the day of grant. One-half of the number of the shares covered by each 1,500 share option vests on the first anniversary of the date of grant with the remaining one-half vesting on the second anniversary or immediately upon a change in control of Commercial Metals. All options received as a result of a non-employee director's election to receive an option in lieu of the cash retainer are fully vested on the date of grant. All non-employee director options terminate on the earliest of (i) the seventh anniversary of the date of grant; (ii) one year after termination of service by reason of death or disability; (iii) two years after termination of service by reason of retirement after age sixty-two or; (iv) thirty days following termination of service for any other reason. These options are "non-qualified" options under sec.422A of the Internal Revenue Code.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than 10% of Commercial Metals' common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Commercial Metals. Based solely upon its review of the copies of such forms received by it or written representations that no Form 5's were required from reporting persons, Commercial Metals believes that all such reports were submitted on a timely basis during the year ended August 31, 2001.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid during each of the last three fiscal years to the Chief Executive Officer and the four remaining most highly compensated executive officers of Commercial Metals Company, based on salary and bonus earned during fiscal year 2001.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL             LONG-TERM
                                                    COMPENSATION         COMPENSATION
                                                  -----------------   ------------------
                                         FISCAL   SALARY     BONUS     AWARDS OF STOCK         ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR      ($)       ($)     OPTION/SARS(#)(1)    COMPENSATION($)(2)
---------------------------------------  ------   -------   -------   ------------------   ------------------
Stanley A. Rabin.......................   2001    475,000   295,000         19,000               39,087
  Chairman, President and                 2000    430,000   650,000         14,000               95,679
  Chief Executive Officer                 1999    420,000   490,000              0               78,639
Marvin Selig...........................   2001    390,000   250,000              0               37,547
  CMC Steel Group -                       2000    380,000   500,000         11,000               79,886
  Chairman and Chief Executive Officer    1999    370,000   433,589              0               67,926
A. Leo Howell..........................   2001    340,000   350,000              0               39,659
  Vice President; President -             2000    330,000   610,000          8,500               82,807
  Howell Metal Company                    1999    320,000   485,000              0               79,766
Clyde P. Selig(3)......................   2001    320,000   241,000              0               28,929
  Vice President; CMC Steel Group -       2000    312,100   347,000          7,900               59,158
  President and Chief Operating Officer   1999    305,934   301,066              0               70,469
Hugh M. Ghormley(4)....................   2001    315,000   200,000              0               31,598
  Vice President; CMC Steel Group -       2000    308,100   314,000          8,100               56,081
  President - Fabrication Plants          1999    299,040   272,660              0               57,409

---------------

(1) These awards were granted under the 1996 Long-Term Incentive Plan. The exercise price is the fair market value of such share on the date granted. Although the Plan provides for the granting of stock appreciation rights, performance awards and incentive stock options qualified under sec.422A of the Internal Revenue Code, none have been made and each of the awards shown represent stock options which do not qualify under sec.422A. The options are exercisable one half at one year from grant date and the second half two years from grant date and expire seven years from grant date. All options may vest earlier upon a change in control of Commercial Metals as defined in the plan.

(2) The compensation reported represents contributions to and forfeitures allocated to the account of the recipient under the Commercial Metals Companies Profit Sharing and 401(k) Plan or, in the case of Marvin Selig and Clyde P. Selig, the Structural Metals, Inc. Profit Sharing and 401(k) Plan and contributions to the account of the recipient pursuant to the Benefit Restoration Plan, a non-qualified plan for certain executives. All of the amounts reported are fully vested in the recipient. The compensation for the named executive officers for fiscal year 2001 include a credit to the account of each under the Benefit Restoration Plan in the following amounts: Mr. Rabin - $30,483; Mr. Marvin Selig - $28,807; Mr.
     Howell - $31,054; Mr. Clyde Selig - $22,739; and Mr. Ghormley - $22,994.

(3) Mr. Clyde P. Selig is the beneficial owner of 116,571 shares of common stock including 77,863 subject to options exercisable within sixty days, or less than 1% of the outstanding common stock.

(4) Mr. Ghormley is the beneficial owner of 171,722 shares of common stock including 52,530 subject to options exercisable within sixty days, or 1.3% of the outstanding common stock.

     The following table provides information on the option granted Stanley A. Rabin in fiscal 2001. There were no option grants to the other executive officers included in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                                                                             VALUE AT
                                                % OF TOTAL                             ASSUMED ANNUAL RATES
                                               OPTIONS/SARS                               OF STOCK PRICE
                                                GRANTED TO    EXERCISE                   APPRECIATION FOR
                                                EMPLOYEES      OR BASE                   OPTION TERM($)(3)
                               OPTIONS/SARS     IN FISCAL       PRICE     EXPIRATION   ---------------------
            NAME               GRANTED(#)(1)       YEAR       ($/SH)(2)      DATE         5%          10%
            ----               -------------   ------------   ---------   ----------   ---------   ---------
Stanley A. Rabin.............     19,000           5.3         23.525       2/2/08     $181,964    $424,053

Potential Future Commercial Metals Company Stock Price..............................   $  33.11    $  45.85

---------------

(1) This option becomes exercisable in two equal installments, one-half February 2, 2002, and one-half February 2, 2003 or earlier upon a change of control of the Company as defined in the 1996 Long-Term Incentive Plan.

(2) The exercise price is the fair market value (mean of high and low sales price) on the date of grant.

(3) The dollar amounts in the last two columns are the result of calculations at the 5% or 10% compound annual rates set by the SEC and are not intended to forecast future appreciation of Commercial Metals Company Stock.

     The following table provides information concerning the exercise of options during fiscal 2001 and unexercised options held as of August 31, 2001, for the executive officers included in the summary compensation table.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                  UNEXERCISED                  IN-THE-MONEY
                                                                 OPTIONS/SARS                 OPTIONS/SARS AT
                                SHARES                          AT FY-END(#)(1)               FY-END($)(1)(2)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Stanley A. Rabin............         0              0       123,200        41,000        $745,678       $220,763
Marvin Selig................         0              0        81,507         5,500         522,778          3,713
A. Leo Howell...............    10,000         98,019        43,925         4,250         167,010          2,869
Clyde P. Selig..............         0              0        73,913         3,950         470,450          2,666
Hugh M. Ghormley............    20,893        106,585        48,480         4,050         183,416          2,734

---------------

(1) Amounts set forth in the table reflect the number and value of shares and options only as no stock appreciation rights (SARs) have been awarded.

(2) The amounts shown represent the difference between the market value of Commercial Metals common stock on August 31, 2001, of $31.55, and the exercise price of such options.

                              RETIREMENT BENEFITS

     Substantially all employees of Commercial Metals and its domestic subsidiaries, participate in one of three profit sharing and 401(k) plans, all defined contribution plans. Commercial Metals has no defined benefit pension plan. As a result of changes in benefit levels and termination of the Structural Metals, Inc. defined benefit plan in 1998, the compensation committee approved an additional non-qualified retirement benefit for Marvin Selig. The sum of $1,000,000 plus interest at a rate equal to the three year U.S. Treasury Note accrued and compounded monthly from November 1, 1999, will be paid to Marvin Selig fifteen days following his retirement on or before December 31, 2004. At August 31, 2001 the benefit had increased $106,932 for accrued interest.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the compensation committee concerning compensation policies applicable to Commercial Metals' eleven executive officers and the basis for Mr. Rabin's compensation as Chief Executive Officer, for fiscal year ended August 31, 2001. The compensation committee is comprised of non-employee directors, Ralph E. Loewenberg (Chairman), Moses Feldman, Anthony Massaro and since March 2001, Robert Neary. Mr. Neary replaced Albert A. Eisenstat who retired as a director in March 2001.

OVERALL OBJECTIVES AND STRATEGY

     In determining the total compensation levels for executive officers, the compensation committee evaluates financial results (including profit before taxes, return on net assets and cash flow), the potential for future earnings growth, individual performance contributions and group and division operating performance. The committee has engaged a compensation consultant to review compensation policies with the intent of implementing changes to certain compensation policies during fiscal year 2002 but the committee did not rely on that review for its determinations with regard to fiscal 2001 compensation. The committee last engaged a compensation consultant five years ago to review and report on levels and practices at comparable companies. The companies reviewed at that time included the S & P Steel Industry Group as well as approximately 10 additional companies in the steel minimill or metals industry.

     In 1980 Commercial Metals adopted an executive total compensation strategy that places a significant portion of annual cash compensation at risk. This strategy combines competitive base salaries, the opportunity for above average annual cash bonuses, and moderate long-term equity incentive opportunities. The number of shares subject to options granted to executive officers has been limited and is less than levels at the comparable companies described above. The annual focus of the executive compensation strategy is consistent with the highly cyclical nature of Commercial Metals' businesses, which is characterized by wide periodic swings in steel and metal prices. The compensation committee reviewed information prepared or compiled by employees of Commercial Metals, conferred with independent executive compensation consultants when it considered necessary and made decisions based on the business experience of each compensation committee member.

CASH COMPENSATION

     Base Salary. Executive officers are compensated within salary ranges that generally are competitive with ranges for similar positions in companies of comparable size and complexity to Commercial Metals. The actual salary of each officer is based on individual contribution and is in keeping with Commercial Metals' total compensation strategy described above.

     Bonus. The compensation committee recommends to the board of directors annual cash bonuses for executive officers, based upon the compensation strategy described above. Fiscal 2001 was a disappointing year. Net earnings decreased 47%. Difficult markets for almost all metals related companies caused many competitors to report losses for the same period. While the committee was of the opinion that results were considered satisfactory to superior in view of the difficulties reported by several competitors and challenging metal market conditions overall, it also determined that bonus amounts should be substantially reduced consistent with the decrease in earnings. As a result the aggregate bonus paid the eleven executive officers for 2001 performance decreased approximately 49% compared to 2000 levels which had represented an increase of approximately 25% from the prior year. The committee believes these bonus levels have been consistent with its evaluation of overall results compared to the prior year including an earnings per share decrease of 43%, net sales decrease of 8%, a decrease in operating cash flow of 18% and an increase in shareholder's equity per share of 4%.

LONG-TERM COMPENSATION

     Equity-Based. Stock option grants were issued to six of the eleven executive officers during fiscal 2001 together with 227 other employees. The number of shares subject to grants to executive officers has been substantially below levels of comparable companies described above. During fiscal 2001 executive officers in aggregate received option grants for 44,025 of the 359,200 shares subject to options grants to employees during the year. Periodic grants are made based on an evaluation of each executive's responsibilities and ability to influence long-term growth and profitability. The compensation committee believes equity-based incentives align stockholder interest with compensation levels and will continue periodic grants, usually each year, as considered appropriate and subject to stockholder approval of additional shares for future grants.

     Retirement Benefits. Commercial Metals has no defined benefit pension plans. The only long-term compensation retirement plans for employees in the United States are defined contribution profit sharing and 401(k) plans. As a result of concern about limitations mandated by federal tax law and regulations which have limited defined contribution plan retirement benefits of more highly compensated employees, including executive officers, the board of directors in 1996 approved the Benefit Restoration Plan, a non-qualified plan for certain executives subject to reduced benefits. Following each year-end, Commercial Metals credits to each executive's account under the Benefit Restoration Plan an amount equal to the additional contribution which the participant would have received under the profit sharing and 401(k) plan had the executive's benefit not been reduced. Benefits accrued under the Benefit Restoration Plan vest under the same terms and conditions as the relevant profit sharing and 401(k) plan. The compensation committee believes this means of restoring a reasonable level of retirement benefits for key employees is an important element in the long-term compensation program. The committee has previously authorized the additional non-qualified retirement benefit for Marvin Selig described under Retirement Benefits on page 8.

CEO COMPENSATION

     Mr. Rabin's salary is set annually by the compensation committee and is based on similar positions in the comparable companies described above. Mr. Rabin's annual bonus is based on the same factors considered for other members of the executive officer group. Mr. Rabin's salary for fiscal 2001 was set at $475,000, an increase of $45,000 from the 2000 level. Mr. Rabin's cash bonus for fiscal 2001 was set at $295,000, a decrease of $355,000 or approximately 55% from the 2000 bonus for a total cash compensation reduction of $310,000 or 29% compared to 2000. The cash bonus reflected the committee's determination that as Chief Executive Officer Mr. Rabin had been instrumental in achievement of the Company's strategy and objectives despite difficult market conditions in most metals related businesses. The compensation committee determined that due to the continuing uncertainty in metals markets, Mr. Rabin's salary for fiscal year 2002 and the salary of nine of the eleven executive officers, including those listed in the summary compensation table, will not be changed. Mr. Rabin received a stock option grant for 19,000 shares during 2001 compared with his last option grant of 14,000 in 2000. The increase reflects the committee's determination that equity based compensation levels for executive officers and particularly the chief executive officer are substantially less than those at comparable companies.

CONCLUSION

     The compensation committee believes that current total compensation arrangements are reasonable and competitive and is implementing changes in policies to further align executive officer compensation with stockholder value. The compensation committee believes fiscal year 2001 compensation for executive officers is consistent with current compensation philosophy and reflects corporate performance. The compensation committee will continue to monitor the anticipated federal tax treatment to Commercial Metals and its executive officers of various payments and benefits and in particular the limitations on deductibility of compensation payments under Section 162(m) of the Internal Revenue Code. This limitation has not had a significant impact to date on the deductibility of compensation paid by Commercial Metals. The committee may not in all circumstances limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. The compensation committee shall continue to monitor and administer compensation programs for executive officers and will consider recommendations from the on-going compensation review in modifying existing or establishing new compensation policies.

                                        COMPENSATION COMMITTEE
                                          Ralph E. Loewenberg (Chairman)
                                          Moses Feldman
                                          Anthony A. Massaro
                                          Robert D. Neary

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     A series of three loans was made by Commercial Metals commencing in July, 2000 to Murray R. McClean, President of the marketing and trading segment of Commercial Metals, for the purpose of assisting with expenses, including the purchase of a home, in connection with his relocation from Australia to the Company's headquarters in Dallas. The loans are evidenced by three notes. Two unsecured notes in the original aggregate principal amount of $330,000 bear interest at a variable rate fixed annually each September 1 equal to U.S. Treasury Securities adjusted to a constant maturity of one year for the preceding month of July plus one percent. As of September 1, 2001 the applicable rate of interest on the unpaid balance of $330,000 on these two notes was 4.62%. The interest rate for fiscal year 2001 was 7.08%. The third note in the original principal amount of $385,000 is secured by a second lien on a residence purchased by Mr. McClean and does not bear interest. As of September 1, 2001, the unpaid balance on this note was $385,000. The maximum amount aggregate outstanding under all three notes during fiscal year 2001 was $715,000.

     Commercial Metals has historically made charitable contributions of a portion of consolidated earnings, generally totalling 5% or less to various charitable entities, including the Feldman Foundation, a private charitable foundation exempt from federal income tax under Internal Revenue Code sec.501(c)(3). The Feldman Foundation is the record and beneficial owner of 631,107 shares of the Commercial Metals' common stock. Director Moses Feldman and brothers, Robert L. Feldman and Dr. Daniel E. Feldman, are trustees of the Feldman Foundation.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return of Commercial Metals' common stock during the five year period beginning August 31, 1996, and ending August 31, 2001, with the Standard & Poor's 500 Composite Stock Price Index also known as the "S&P 500" and the Standard & Poor's Steel Industry Group Index also known as the "S&P Steel Group". Each index assumes $100 invested at the close of trading August 31, 1996, and reinvestment of dividends.

                              (Performance Graph)

-------------------------------------------------------------------------------------------
                              1996       1997       1998       1999       2000       2001
-------------------------------------------------------------------------------------------
 Commercial Metals
  Company                    $100.00    $103.88    $83.68     $107.39    $99.70     $114.37
 S&P 500                     $100.00    $140.65    $152.03    $212.58    $247.27    $186.97
 S&P Steel Group             $100.00    $128.39    $79.14     $99.71     $69.92     $ 82.07

                                  PROPOSAL II

     PROPOSAL TO AMEND TO THE 1996 LONG-TERM INCENTIVE PLAN TO INCREASE BY
       500,000 THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

     The board of directors adopted and the stockholders approved at the 1997 Annual Meeting of Stockholders the 1996 Long-Term Incentive Plan (the "Plan"). For the reasons set forth below the board of directors recommends approval of this amendment to the Plan. The amendment and provisions of the Plan are summarized below.

DESCRIPTION OF AMENDMENT

     The amendment would increase by 500,000 the number of shares of Company common stock subject to the Plan. As originally approved, the Plan reserved 750,000 shares for issuance. At the January 1999 Annual Meeting of Stockholders an additional 725,000 shares were approved for issuance. The number of shares authorized for issuance is also subject to adjustment as provided in the Plan for stock splits, stock dividends and similar events affecting the common stock, increases resulting from surrender of stock upon exercise as payment of the purchase price and repurchases of common stock by the Company to the extent of cash proceeds received from option exercises. See "Awards" below. As a result of the surrender of stock on exercise and stock repurchases with cash proceeds from exercise, the total number of shares available for issuance has been increased by 85,221 to 1,553,692 as of November 26, 2001. As of November 26, 2001, the Company has issued options for 1,510,127 shares of which options for 103,288 shares have been forfeited, leaving 153,382 shares presently available for grant. The board of directors is submitting this amendment for stockholder approval as required by the terms of the Plan to enable the Company to continue to offer options, stock appreciation rights and performance awards under the Plan and to comply with certain tax and stock exchange requirements described below. Based on the Company's practice with regard to option grants in recent years it is anticipated that, if the 500,000 share increase is approved, the total number of shares available for future option grants will be sufficient to continue grants through fiscal year 2003. If this amendment is not approved by stockholders, the Plan will otherwise remain in effect.

GENERAL

     The amendment is being submitted for stockholder approval for three reasons. First, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), stockholder approval is necessary in order for performance payments under the Plan to certain executive officers to be deductible by the Company for federal income tax purposes. Section 162(m) imposes a $1,000,000 limit on the deductibility of compensation paid to certain executive officers. Stockholder approval of the amendment will enable awards made under the Plan to be excluded in calculating the $1,000,000 limit. Second, stockholder approval is required under Section 422 of the Code for the inclusion of incentive stock options. Finally, New York Stock Exchange rules require that listed companies obtain stockholder approval of equity compensation plan amendments such as the proposed amendment.

     The provisions of the Plan are summarized below. All such statements are qualified in their entirety by reference to the full text of the Plan.

     The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan is not a "qualified plan" within the meaning of Section 401 of the Code. The Plan will terminate on December 9, 2006, and thereafter no incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock awards (collectively, "awards") may be granted thereunder. The board of directors may amend or discontinue the Plan without the approval of the stockholders, subject to certain limitations. See "Amendment of the Plan" below.

     Nothing in the Plan or in any award granted pursuant to the Plan confers upon any employee any right to continue in the employ of the Company or to interfere in any way with the right of the Company to terminate the employment of any person at any time.

     The proceeds from the sale of common stock pursuant to the exercise of or payment for awards under the Plan will be added to the general funds of the Company and used for general corporate purposes. The holder of an award granted pursuant to the Plan other than restricted stock does not have any of the rights or privileges of a stockholder, except with respect to shares that have been actually issued. Holders of restricted stock have all the rights of a stockholder of the Company, except for the right to transfer the restricted stock. Holders of restricted stock will also forfeit the restricted stock upon the occurrence of certain events. See "Termination and Forfeiture" below.

PURPOSE AND ELIGIBILITY

     The purposes of the Plan are to attract and retain the services of key employees and to encourage performance by providing such persons with a proprietary interest in the Company through the granting of awards. The Plan is designed to help achieve those purposes through the use of compensation strategies that will attract and retain those employees who are important to the long-term success of the Company.

     Any employee of the Company or a subsidiary (including officers or directors who are employees) is eligible to receive awards under the Plan at the discretion of the committee of the board of directors that administers the Plan. See "Administration of the Plan" below.

     The Company had approximately 8,000 employees at November 30, 2001, all of whom are eligible to participate in the Plan.

ADMINISTRATION OF THE PLAN

     The Plan is administered by the compensation committee appointed by the Company's board of directors. The current members of the compensation committee are Ralph E. Loewenberg, Moses Feldman, Anthony A. Massaro and Robert D. Neary. Members of the compensation committee serve at the will of the board and may be removed, with or without cause, from the compensation committee at any time at the board's discretion.

     The compensation committee has full discretion to grant awards under the Plan, to interpret the Plan, to make such rules as it deems advisable in the administration of the Plan and to take all other actions advisable to administer the Plan. The compensation committee shall determine the eligible persons to whom awards will be granted and will set forth the terms of the awards in award agreements, so long as those terms are not inconsistent with the Plan.

AWARDS

     The compensation committee may grant or award incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock. Awards may be granted singly, in combination or in tandem with other awards. A tandem award dictates that the exercise of one type of award terminates the award granted in tandem with the other award. For example, in the event a stock appreciation right is granted in tandem with a stock option, the exercise of the stock appreciation right will result in the termination of the related stock option and vice versa.

     Stock options which are intended to qualify for special tax treatment under particular provisions of the Code, are considered "incentive stock options," and options which are not intended to so qualify are considered "non-qualified stock options." See "Certain Federal Income Tax Aspects" below.

     Stock appreciation rights ("SARs") entitle the holder to receive cash or common stock having a value equal to the appreciation in the market price of the Common Stock underlying the SAR from the date of grant to the date of exercise.

     Restricted stock awards give the recipient the right to receive a specified number of shares of common stock, subject to such terms, conditions and restrictions as the compensation committee deems appropriate. Restrictions may include limitations on the right to transfer or pledge the restricted stock until the expiration of a specified period of time and forfeiture of the restricted stock upon the occurrence of certain events such as termination of employment prior to the expiration of a specified period of time. See "Restrictions" below.

     If the requirements of the Code, the securities laws or other laws applicable to the Plan are changed and the Plan contains restrictions based on those legal requirements, the compensation committee has the authority to grant awards that are not subject to those restrictions and to waive any such restrictions with respect to outstanding awards made under the Plan.

     The maximum number of shares of common stock presently authorized for issuance under the Plan is 1,553,692 and will be 2,053,692 if the proposed amendment is approved, subject to adjustment for stock splits and similar events affecting the common stock. See "Adjustments; Change of Control" below. The number of shares of common stock that may be issued under the Plan will be increased by (i) the number of shares of common stock surrendered in payment of the exercise price of stock options, and (ii) the number of shares of common stock otherwise repurchased by the Company during the term of the Plan, to the extent that the aggregate repurchase price for such common stock is not greater than the total amount of cash proceeds received by the Company from the sale of common stock under the Plan. Shares to be issued may be made available from authorized but unissued common stock, common stock held by the Company in its treasury, or common stock purchased by the Company on the open market or otherwise. Shares of common stock previously subject to awards that are expired, terminated, forfeited, settled in cash in lieu of common stock or exchanged for awards that do not involve common stock are available for further grants of awards under the Plan.

AWARD AGREEMENTS

     Each award granted under the Plan is required to be evidenced by an award agreement, which designates the type of award (or combination of awards) being granted and sets forth the number of shares or the total cash amount subject to each award (if applicable), the award or exercise price (if applicable), the maximum term of the award, any rules related to forfeiture, the vesting or restriction schedule or criteria (if applicable), the date of grant, and any other terms, provisions, limitations and performance requirements of the award.

     The exercise period for an award may not extend longer than ten years from the date the award is granted and, in the case of incentive stock options, is limited to five years from the date of grant for certain employees owning more than 10% of the outstanding shares of common stock.

     If the compensation committee establishes a purchase price for an award, the participant must accept the award within a period of 30 days (or such shorter period as the compensation committee may specify) after the date of grant by executing an award agreement and paying the purchase price, if any.

EXERCISE OF AWARDS

     The exercise price for a stock option and the SAR price for any share of common stock subject to an SAR will be at least 100% (or at least 110% in the case of incentive stock options granted to certain employees owning more than 10% of the outstanding shares of common stock) of the fair market value of the common stock on the date of grant.

     On the date that the participant desires to exercise a stock option (the "Exercise Date"), the participant must pay the total exercise price of the shares to be purchased by delivering to the Company cash or a check, bank draft, or money order in the amount of the exercise price, by delivering to the Company shares of common stock (including restricted stock), with a fair market value equal to the exercise price, or by delivering any other form of payment which is acceptable to the compensation committee. If shares of restricted stock are tendered to exercise a stock option, that number of shares of common stock issued upon the exercise of the option equal to the number of shares of restricted stock used as consideration to exercise the option will be subject to the same restrictions as the restricted stock so tendered. If the participant fails to pay the exercise price on the Exercise Date or fails to accept delivery of the common stock to be issued upon exercise, the participant's option may be terminated by the Company.

     On the date that the participant desires to exercise a SAR (the "SAR Exercise Date"), the participant will receive from the Company cash in an amount equal to the appreciation in the market price of the common stock attributable to the portion of the SAR being exercised from the date of grant to the SAR Exercise Date. The committee may deliver shares of common stock in lieu of any portion of the cash payment to be made to the participant, based on the fair market value of the common stock on the SAR Exercise Date.

RESTRICTIONS

     Under the Plan, the compensation committee determines the vesting schedule, restrictions or conditions, if any, applicable to any award granted. Once vested, awards may be exercised at any time during the award period. Restricted stock may be subject to certain restrictions and conditions which may include length of continuous service, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates or other comparable measurements of Company performance. The compensation committee may, in its discretion and in accordance with the terms of the Plan, accelerate any vesting schedule or otherwise remove any restrictions or conditions applicable to an award.

     No participant may receive during any fiscal year awards covering an aggregate of more than 100,000 shares of common stock under the Plan.

     The grant of incentive stock options to each participant is subject to a $100,000 calendar year limit. This limitation prohibits the grant of an incentive stock option that would entitle the recipient to purchase, thereunder and together with other incentive options, securities worth more than $100,000 (based upon the aggregate fair market value of the securities underlying such options on the date of grant) in the year in which such options first become exercisable. See "Certain Federal Income Tax Aspects" for additional limitations on incentive stock options.

     Incentive stock options may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the participant only by the participant or the participant's legally authorized representative. The compensation committee may waive or modify this limitation if it is not required for compliance with Section 422 of the Code.

     Non-qualified stock options generally are subject to the same restrictions on transfer as are incentive stock options. The compensation committee, however, is entitled to allow all or a portion of a non-qualified stock option or SAR to be transferable to the spouse, children or grandchildren of a participant, to trusts for the benefit of such family members and partnerships owned by such family members, and to certain charities, charitable trusts and charitable foundations. Transfers of this nature are required to be subject to the following conditions: (i) no consideration may be furnished for any such transfer, and (ii) subsequent transfers of transferred non-qualified stock options or SARs by the transferee cannot be made except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code. Following transfer, non-qualified stock options and SARs shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

     The Company is not required to sell or issue shares of common stock under any award if the issuance of common stock would violate any provisions of any law or regulation of any governmental authority or any national securities exchange or other forum on which shares of common stock are traded.

TERMINATION AND FORFEITURE

     Upon termination of the participant's employment with the Company and its subsidiaries, a participant's awards will be exercisable as specified in the award agreement. If a participant forfeits non-vested shares of restricted stock and has paid consideration to the Company for such forfeited restricted stock, the Company is required to repay such consideration to the participant.

ADJUSTMENTS; CHANGE OF CONTROL

     The Plan provides that the maximum number of shares issuable under the Plan as a whole and to each participant individually, the number of shares issuable upon exercise of outstanding stock options and SARs, the exercise prices of such awards and the number of shares subject to restricted stock awards are subject to such adjustments as are appropriate to reflect any stock dividend, stock split, share combination, exchange of shares, recapitalization or increase or decrease in shares of common stock without receipt of consideration of or by the Company.

     If the Company merges or consolidates, transfers all or substantially all of its assets to another entity or dissolves or liquidates, then under certain circumstances a holder of an award will be entitled to purchase the equivalent number of shares of stock, other securities, cash or property that the award holder would have been entitled to receive had he or she exercised his or her award immediately prior to such event. Notwithstanding these adjustment provisions, all awards granted under the Plan may be canceled by the Company upon a merger or consolidation of the Company in which the Company is not the surviving or resulting corporation, or the reorganization, dissolution or liquidation of the Company, subject to each participant's right to exercise his or her award as to the shares of common stock covered by that award for a period of 30 days immediately preceding the effective date of such event.

     The Plan provides that in the event of a "Change of Control" of the Company, all unmatured installments of awards will become fully accelerated and exercisable in full. "Change of Control" is defined as the occurrence of the following events: (i) a consolidation, merger or share exchange in which the Company does not survive or in which shares of common stock would be converted into cash, securities or other property, unless the Company's stockholders retain the same proportionate common stock ownership in the surviving company after such transaction, (ii) a sale, lease, exchange or other transfer of all or substantially all of the Company's assets, (iii) the approval by the Company's stockholders of a plan to dissolve or liquidate the Company, (iv) the termination of control of the Company by directors in office as of the effective date of the Plan and their successors approved in accordance with the terms of the Plan, by virtue of their ceasing to constitute a majority of the entire board of directors, (v) the acquisition of beneficial ownership of 20% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned less than 15% of such voting power on the date the Plan was approved by the board of directors or the acquisition of beneficial ownership of an additional 5% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned at least 15% of such voting power as of such date, in each case subject to certain exceptions, or (vi) the appointment of a trustee in a bankruptcy proceeding involving the Company.

     If the Company makes a partial distribution of its assets in the nature of a partial liquidation (except for certain cash dividends) then the prices then in effect with respect to each outstanding award will be reduced in proportion to the percentage reduction in the tangible book value of the shares of the Company's common stock as a result of such distribution.

     Stock options, SARs and restricted stock may also be granted under the Plan in substitution for similar instruments held by employees of a corporation who become management employees of the Company or a subsidiary as a result of a merger, consolidation or stock acquisition.

AMENDMENT OF THE PLAN

     The Plan provides that the board of directors may from time to time discontinue or amend the Plan without the consent of the participants or stockholders, unless stockholder approval is required by Section 162(m) of the Code. Subject to certain conditions, if an amendment to the Plan would adversely affect an outstanding award, the consent of the participant holding that award must be obtained.

CERTAIN FEDERAL INCOME TAX ASPECTS

     Withholding. Withholding of federal taxes at applicable rates will be required in connection with any ordinary income realized by a participant by reason of the exercise of awards granted pursuant to the Plan. In the event of a participant's assignment of a non-qualified stock option or SAR, the participant who assigns the non-qualified stock option or SAR will remain subject to withholding taxes upon exercise of the non-qualified stock option or SAR by the transferee to the extent required by the Code.

     Non-qualified Stock Options. The granting of a non-qualified stock option will not result in federal income tax consequences to either the Company or the optionee. Upon exercise of a non-qualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price, and the Company will be entitled to a corresponding deduction.

     For purposes of determining gain or loss realized upon a subsequent sale or exchange of such shares, the optionee's tax basis will be the sum of the exercise price paid and the amount of ordinary income, if any, recognized by the optionee upon exercise of the option. Any gain or loss realized by an optionee on disposition of such shares generally will be a long-term capital gain or loss (if the shares are held as a capital asset for at least one year) and will not result in any tax deduction to the Company. The holding period commences upon exercise of the non-qualified stock option. The exercise of a non-qualified stock option will not trigger the alternative minimum tax consequences described below that are applicable to incentive stock options.

     Incentive Stock Options. In general, no income will be recognized by an optionee and no deduction will be allowed to the Company at the time of the grant or exercise of an incentive stock option granted under the Plan. When the stock received on exercise of the option is sold, provided that the stock is held for more than two years from the date of grant of the option and more than one year from the date of exercise, the optionee will recognize long-term capital gain or loss equal to the difference between the amount realized and the exercise price of the option related to such stock, and the Company will not be entitled to take a corresponding deduction.

     If these holding period requirements under the Code are not satisfied, the sale of stock received upon exercise of an incentive stock option is treated as a "disqualifying disposition", and the optionee must notify the Company in writing of the date and terms of the disqualifying disposition. In general, the optionee will recognize at the time of a disqualifying disposition ordinary income in an amount equal to the amount by which the lesser of (i) the fair market value of the common stock on the date the incentive stock option is exercised or (ii) the amount realized on such disqualifying disposition, exceeds the exercise price. The optionee will also recognize capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the common stock on the date the incentive stock option is exercised (or capital loss to the extent of any excess of the exercise price over the amount realized on disposition). Any capital gain or loss recognized by the optionee will be long-term or short-term depending upon the holding period for the stock sold. The Company may claim a deduction at the time of the disqualifying disposition equal to the amount of the ordinary income the optionee recognizes. Certain special rules apply if an incentive stock option is exercised by tendering stock.

     Although an optionee will not realize ordinary income upon the exercise of an incentive stock option, the excess of the fair market value of the shares acquired at the time of exercise over the option price is included in "alternative minimum taxable income" for purposes of calculating the optionee's alternative minimum tax, if any, pursuant to Section 55 of the Code.

     Stock Appreciation Rights. A participant who is granted an SAR will not recognize any taxable income for Federal income tax purposes upon receipt of the award. At the time of exercise, however, the participant will recognize compensation income equal to any cash received and the fair market value on the date of exercise of any common stock received. The Company will not receive a deduction upon the grant of an SAR, but generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes upon the participant's exercise of the SAR. The participant's tax basis in any shares of common stock received will be the fair market value on the date of exercise and, if the shares received are held for more than one year, the participant will recognize long-term capital gain or loss upon disposition.

     Restricted Stock. A participant who receives a grant of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A participant's rights in restricted stock awarded under the Plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. However, the participant may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the participant for such shares, will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. The Company or one of its subsidiaries generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes.

     The amount of taxable gain arising from a participant's sale of shares of restricted stock acquired pursuant to the Plan is equal to the excess of the amount realized on such sale over the sum of the amount paid, if any, for the stock and the compensation element included by the participant in taxable income. For stock held for more than one year, the participant will realize long-term capital gain or loss upon disposition.

     Other Tax Matters. If unmatured installments of awards are accelerated as a result of a Change of Control (see "Adjustments; Change of Control" above), any amounts received from the exercise by a participant of a stock option or SAR, the lapse of restrictions on restricted stock or the deemed satisfaction of conditions of performance awards may be included in determining whether or not a participant has received an "excess parachute payment" under Section 280G of the Code, which could result in (i) the imposition of a 20% Federal excise tax (in addition to Federal income tax) payable by the participant on certain payments of common stock or cash resulting from such exercise or deemed satisfaction of conditions of performance awards or, in the case of restricted stock, on all or a portion of the fair market value of the shares on the date the restrictions lapse and (ii) the loss by the Company of a compensation deduction.

VOTE REQUIRED

     The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to adopt the amendment to the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE
PLAN.

                             AUDIT COMMITTEE REPORT

     For many years the board of directors has included a standing audit committee. Members of the audit committee are selected annually by the board of directors. Four non-employee directors, Robert R. Womack (Chairman), Moses Feldman, Robert D. Neary and Dorothy G. Owen are presently members of the committee. Albert A. Eisenstat was chairman of the audit committee until his retirement as a director in March, 2001, at which time Mr. Womack was elected chairman and Mr. Neary elected a member. Each member of the audit committee is qualified to serve. The audit committee satisfies all applicable financial literacy requirements and each member is independent as "independence" is defined by the applicable listing standards of the New York Stock Exchange. The duties and responsibilities of the audit committee are set forth in the Audit Committee Charter which the board of directors adopted on March 17, 2000. A copy of the Charter was attached as Appendix "A" to the proxy statement dated December 11, 2000 for the Annual Meeting of Stockholders held January 25, 2001. During the fiscal year ended August 31, 2001, the audit committee met six times. The audit committee among other activities, makes recommendations to the board of directors as to whether the audited financial statements should be included in Commercial Metals' Annual Report on Form 10-K, the selection of independent auditors, reviews quarterly financial statements with management and independent auditors and reviews with internal audit staff and independent auditors Commercial Metals' financial controls and procedures.

     The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2001, with management and with the independent auditors. Those discussions included the matters required to be disclosed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has received the written disclosures and letter from the independent accountants as required by Independence Standards Board Standard No. 1 concerning independence discussions with audit committees. The audit committee has discussed with the independent accountants their independence under such standards and has determined that the services provided by Deloitte & Touche LLP are compatible with maintaining their independence. Based on discussion and review with management and the independent auditors, the audit committee recommended to the board of directors that the audited financial statements for the fiscal year ended August 31, 2001, be included in Commercial Metals' Annual Report on Form 10-K as filed November 21, 2001 with the Securities and Exchange Commission.

                                        AUDIT COMMITTEE
                                          Robert R. Womack (Chairman)
                                          Moses Feldman
                                          Robert D. Neary
                                          Dorothy G. Owen

                                  PROPOSAL III

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

     The board of directors has appointed Deloitte & Touche LLP as the independent auditors for the fiscal year ending August 31, 2002, subject to stockholder ratification. Deloitte & Touche LLP or its predecessors have conducted the audits of Commercial Metals financial statements for over forty years. Fees billed by Deloitte & Touche LLP to the Company for services during the fiscal year ended August 31, 2001 were:

     Audit Fees. Deloitte & Touche LLP billed the Company an aggregate of $693,712 for professional services rendered in connection with the audit of the Company's fiscal 2001 annual financial statements and review of the Company's quarterly statements during fiscal 2001.

     Financial Information Systems Design and Implementation Fees. Deloitte & Touche LLP billed the Company an aggregate of $232,851 for information technology services during fiscal 2001.

     All Other Fees. Deloitte & Touche LLP billed the Company an aggregate of $161,951 for all other services during fiscal 2001.

     Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The board of directors requests that stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to conduct the 2002 audit of Commercial Metals' financial statements.

                                    GENERAL

     The annual report to stockholders covering fiscal year 2001 has been mailed to stockholders with this mailing or previously. The annual report does not form any part of the material for the solicitation of proxies.

     Pursuant to the rules of the Securities and Exchange Commission, a proposal to be presented by a stockholder at the 2003 annual meeting must be received by Commercial Metals at its principal executive offices no later than August 12, 2002.

     The expense of solicitation of proxies will be borne by Commercial Metals. In addition to solicitation by mail, directors, officers and employees of Commercial Metals may solicit proxies personally or by telephone or facsimile. Commercial Metals will request brokers, dealers or other nominees to send proxy material to and obtain proxies from their principals and will, upon request, reimburse such persons for their reasonable expenses.

                                 OTHER BUSINESS

     Management knows of no other matter that will come before the meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgment.

                                            By Order of the Board of
                                            Directors,

                                            /s/ DAVID M. SUDBURY
                                                 DAVID M. SUDBURY
                                             Vice President, Secretary
                                                and General Counsel

December 10, 2001

[Map for Annual Meeting]

 PROXY

                            COMMERCIAL METALS COMPANY
                       7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Shareholder(s) of Commercial Metals Company hereby appoint(s) A. Leo Howell, Stanley A. Rabin and Marvin Selig, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2002 Annual Meeting of Stockholders of Commercial Metals Company to be held on Thursday, January 24, 2002 at 10:00 a.m., Central Standard Time in the Thompson Auditorium, Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, and any adjournment, continuation, or postponement of the meeting, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies previously executed by the undersigned for the meeting.

All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement.

                PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE

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                            o FOLD AND DETACH HERE o

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER  PLEASE MARK
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO          YOUR VOTES
DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1,    AS INDICATED [X]
2 AND 3.                                                       IN THIS EXAMPLE



1.ELECTION OF DIRECTORS

  FOR all nominees           WITHHOLD
  listed except as          AUTHORITY
   marked to the         to vote for all
     contrary            nominees listed
        [ ]                    [ ]

NOMINEES: 01 A. LEO HOWELL, 02 DOROTHY G. OWEN, 03 ROBERT R. WOMACK

INSTRUCTION:To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

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                                                             FOR AGAINST ABSTAIN
2. AMENDMENT TO THE 1996 LONG-TERM INCENTIVE PLAN TO         [ ]   [ ]     [ ]
   INCREASE BY 500,000 THE NUMBER OF SHARES AVAILABLE FOR
   ISSUANCE PURSUANT TO THE PLAN

3. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS   FOR AGAINST ABSTAIN
   INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING AUGUST    [ ]   [ ]     [ ]
   31, 2002.

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
   UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
   MEETING.

                                               I PLAN TO ATTEND THE MEETING. [ ]




                                               Dated:
                                                      -------------------------


                                               --------------------------------
                                               Signature


                                               --------------------------------
                                               Secured Signature if held Jointly

                                               When shares are held by joint
                                               tenants, both should sign. When
                                               signing as attorney, executor,
                                               administrator, trustee, or
                                               guardian, please give full title
                                               as such. If a corporation, please
                                               sign in full corporate name by
                                               President or other authorized
                                               officer. If a partnership, please
                                               sign in the partnership name by
                                               authorized person.

                                               PLEASE MARK, DATE AND RETURN
                                               PROXY CARD PROMPTLY USING THE
                                               ENCLOSED ENVELOPE.

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